UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 31, 2008

BEVERLY HILLS BANCORP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21845	93-1223879
(Commission File Number)	(I.R.S. Employer Identification No.)

23901 Calabasas Road, Suite 1050 Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 223-8084

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 31, 2008, pursuant to the recommendation of the Compensation Committee, the Board of Directors of Beverly Hills Bancorp Inc. (the “Company”) approved a bonus in the amount of $135,000 to Larry B. Faigin, Chief Executive Officer. The bonus is intended to satisfy the Company’s contractual bonus arrangement for 2007 pursuant to Mr. Faigin’s Employment Agreement.

In addition, on that date, pursuant to the recommendation of the Compensation Committee, the Board of Directors created a bonus pool of up to $750,000 for 2008 and through May 31, 2009 for Mr. Faigin and Executive Vice Presidents Craig W. Kolasinski, Bryce W. Miller, Takeo K. Sasaki and Annette J. Vecchio. The actual amount of the bonus pool will be based on a number of factors, including (1) resolution or recoveries on six non-performing loans through May 31, 2009; (2) increase in book value of the Company between June 30, 2008 and March 31, 2009; and (3) various regulatory ratings for the Company’s subsidiary First Bank of Beverly Hills. An executive officer must be employed by the Company on May 31, 2009 to be eligible to participate in the bonus pool. The Board of Directors will allocate the bonus pool among the eligible executive officers, provided that Mr. Faigin will be entitled to not less than 25% of the bonus pool. Mr. Faigin’s participation in this bonus pool constitutes his incentive compensation plan under his Employment Agreement for 2008 through May 31, 2009.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 31, 2008, the Board of Directors of the Company amended the Bylaws of the Company to change the authorized number of directors to not less than five or more than nine. Prior to the amendment, the authorized number of directors was not less than six or more than ten.

Item 9.01	Financial Statements and Exhibits

The following exhibit is filed as part of this report:

3.1 Amendment to Bylaws (Section 2.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEVERLY HILLS BANCORP INC.

By:	/s/ Larry B. Faigin
Larry B. Faigin Chief Executive Officer

Dated: August 5, 2008